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NEWS RELEASE                                                   [HUNTINGTON LOGO]

FOR IMMEDIATE RELEASE
SUBMITTED:  APRIL 13, 2000

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                        ANALYSTS
-----                                        --------
GAIL GESHWILM     (614) 480-5413             LAURIE COUNSEL       (614) 480-3878
LAURA BOWERS      (614) 480-4433             CHERI GRAY           (614) 480-3803




                  HUNTINGTON BANCSHARES REPORTS 12% INCREASE IN
                     EARNINGS PER SHARE AND RECORD BROKERAGE
                          INCOME FOR FIRST QUARTER 2000


         COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported first quarter 2000 net income of $104.2 million or $.46 per diluted common share, representing a 12% increase in diluted earnings per share compared with $.41 reported in first quarter 1999. Return on equity (ROE) and return on assets (ROA) during the first three months of 2000 were 18.99% and 1.45%, respectively, improvements over ROE of 18.47% and ROA of 1.38% during the comparable period a year ago. On a cash basis, earnings reached $.49 per diluted share, up from $.45 in first quarter 1999, with a corresponding ROE of 29.01% and ROA of 1.58%.

         "This year is a time for Huntington to build on the foundation for growth that was put in place in 1999," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "These first quarter results reflect the positive trends evident last year of strong loan growth and asset quality, advances in fee income and continued expense control. We recently announced strategic changes in our company designed to improve future revenue growth in targeted business segments. These changes include a new sales process, improved products, technology advances, and improved service levels focused on attracting, retaining, and

                                     (more)

             VISIT THE HUNTINGTON'S WEB SITE AT WWW.HUNTINGTON.COM

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expanding customer relationships. While the results of these initiatives are not yet fully reflected in our financial performance, we have already seen evidence of their success in increased sales of targeted products and expect incremental contributions to revenue growth as the year progresses."

         Excluding the credit card portfolio that was sold in October 1999, average total loans for the most recent quarter increased at an annualized rate of 9% from the fourth quarter of 1999. Average consumer loans grew at an annualized rate of 10%, led by automobile loans and leases and home equity loans at 9% and 21%, respectively. Commercial loans also posted a 10% annualized gain. Net interest income for the quarter was $240.7 million, down 4% from first quarter 1999, adjusted for the credit card sale. The net interest margin for the recent quarter was 3.78%. During first quarter 2000, Huntington completed certain balance sheet restructuring transactions, including the sale of approximately $330 million of lower-yielding securities and the securitization of $500 million of automobile loans, designed to reduce Huntington's reliance on wholesale funding.

         Non-interest income grew 8% from the 1999 first quarter to $111.1 million, after adjusting for the impact of the credit card sale. Service charges were $41.7 million, an increase of 16% from last year's first quarter. Huntington's strategic investments in technology continue to benefit earnings as electronic banking fees improved 23% during the first three months of 2000 compared with the same period a year ago. In addition, momentum in investment product and insurance sales continued during first quarter 2000 as Huntington achieved a record level of quarterly brokerage and insurance income of $15.3 million, up 32% from first quarter 1999. On the other hand, mortgage banking income declined $7.4 million from the first quarter of 1999 because of a decrease in refinance volume resulting from higher interest rates. Excluding this decline, non-interest income grew 18% from the 1999 first quarter.

         Huntington's financial performance continued to benefit from the corporate-wide restructuring plan implemented in 1999 to improve operating efficiencies. Operating expenses of $200.1 million in the first quarter represent a decline from the fourth quarter 1999 and represent the lowest level of operating expenses since the first quarter 1998. Huntington maintains its commitment to continued cost containment as strategic focus shifts to revenue growth during 2000.
                                     (more)

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         Huntington sustained strong credit quality levels during the first three months of the year. Net charge-offs for the quarter were .35% of average loans, down from .43% (excluding credit card) reported for the first quarter 1999. Coverage ratios at March 31, 2000 were 379% of non-performing loans and 316% of non-performing assets. The allowance for loan losses as a percent of end of period total loans was 1.45%.

         Huntington's average equity to average assets was 7.62% in the recent quarter. Huntington and its bank subsidiary continued to maintain healthy capital positions, exceeding requirements for a "well capitalized" institution. Huntington's tier 1 and total risk-based capital ratios (estimated) were 7.22% and 10.89%, respectively, at March 31, 2000.

         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $29 billion and 134 years of serving the financial needs of its customers.

         Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services through its technologically advanced, 24-hour telephone bank, a network of more than 1,400 ATMs and its Web Bank at www.huntington.com.

         A version of this press release that contains supplemental tables is available via PR Newswire's Fax-on-Demand system. Please call (800) 753-0352 and enter extension 756. For faxed copies of all other news releases, please call
(800) 758-5804 extension 423276.

FORWARD-LOOKING STATEMENT DISCLOSURE:

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure.
                                       ###
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                       HUNTINGTON BANCSHARES INCORPORATED
                        CONSOLIDATED COMPARATIVE SUMMARY
                    (in thousands, except per share amounts)

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                       Consolidated Results of Operations
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
                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                    ---------------------    CHANGE
                                                      2000         1999         %
                                                    --------     --------    ------

Interest Income                                     $515,557     $495,692      4.0%
Interest Expense                                     274,866      236,171     16.4
                                                    --------     --------
Net Interest Income                                  240,691      259,521     (7.3)
Provision for Loan Losses                             15,701       25,305     (38.0)
Securities Gains and Securitization Losses, Net       14,555        2,310      N.M.
Non-Interest Income                                  111,139      107,562      3.3
Non-Interest Expense                                 200,106      202,106     (1.0)
Provision for Income Taxes                            46,405       45,410      2.2
                                                    --------     --------
Net Income                                          $104,173     $ 96,572      7.9%
                                                    ========     ========

Per Common Share Amounts (1)
  Net Income per Common Share
       Basic                                        $   0.46     $   0.42      9.5%
       Diluted                                      $   0.46     $   0.41     12.2%
       Diluted - Cash Basis (2)                     $   0.49     $   0.45      8.9%

  Cash Dividends Declared                           $   0.20     $   0.18     11.1%

  Shareholders' Equity (period end)                 $   9.45     $   9.25      2.2%

Average Common Shares (1)
       Basic                                         225,431      231,459     (2.6)%
       Diluted                                       226,490      233,406     (3.0)%

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                              Key Operating Ratios
--------------------------------------------------------------------------------
                                                           THREE MONTHS ENDED
                                                                 MARCH 31,
                                                         ----------------------
                                                          2000             1999
                                                         -----            -----
Return On:
  Average Total Assets                                    1.45%            1.38%
  Average Shareholders' Equity                           18.99%           18.47%
Efficiency Ratio                                         53.93%           52.16%
Net Interest Margin                                       3.78%            4.18%
Average Equity/Average Assets                             7.62%            7.46%

--------------------------------------------------------------------------------------------------------
                                Consolidated Statement of Condition Data
--------------------------------------------------------------------------------------------------------
                          AVERAGE FOR THREE MONTHS
                                ENDED MARCH 31,                           AT MARCH 31,
                         ---------------------------    CHANGE    ---------------------------    CHANGE
                             2000           1999           %          2000            1999          %
                         -----------     -----------    ------    -----------     -----------    ------
Total Loans              $20,797,762     $19,562,963      6.3%    $20,531,039     $19,731,593      4.1%
Total Deposits            19,790,564      19,131,352      3.4      19,779,364      19,046,901      3.8
Total Assets              28,952,570      28,422,337      1.9      28,407,979      28,577,908     (0.6)
Long-term Debt               704,217         707,401     (0.5)        845,623         707,438     19.5
Shareholders' Equity       2,205,921       2,120,754      4.0       2,098,823       2,138,057     (1.8)

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                                            Regulatory Capital Ratios (3) and Asset Quality
------------------------------------------------------------------------------------------------------------------------------------
                                        AT                                                                        AT
                                     MARCH 31,                                                                 MARCH 31,
                                ------------------                                                      ------------------------
                                 2000         1999                                                       2000             1999
                                -----        -----                                                      -------          -------
Tier I Risk-Based Capital        7.22%        7.20%        Non-performing loans (NPLs)                  $78,307          $76,880
                                                           Total non-performing assets (NPAs)           $92,211          $94,733
Total Risk-Based Capital        10.89%       10.70%        Allowance for loan losses/total loans           1.45%            1.48%
                                                           Allowance for loan losses/NPLs                378.95%          378.60%
Tier I Leverage                  6.45%        6.32%        Allowance for loan losses and other
                                                             real estate/NPAs                            316.30%          305.33%

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(1) Adjusted for stock dividends and stock splits, as applicable.
(2) Tangible or "Cash Basis" net income excludes amortization of goodwill and other intangibles, net of income taxes.
(3) Estimated.
N.M. - Not Meaningful

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